UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Omega Healthcare Investors, Inc.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT

RELATED TO ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2025

This Supplement, dated May 21, 2025, supplements the definitive Proxy Statement of Omega Healthcare Investors, Inc. (the "Company," “Omega,” "we," "us," "our" and similar terms), dated April 22, 2025, and is furnished to the Company's stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for the Company's 2025 Annual Meeting of Stockholders to be held on June 6, 2025, or any adjournment or postponement thereof. This Supplement is being filed with the Securities and Exchange Commission and is first being made available to the Company's stockholders on or about May 21, 2025.

Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement are affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the 2025 Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange ("NYSE") informed the Company of its determination that Proposal 4 of the Proxy Statement, which seeks stockholder approval of an amendment to the Company’s Articles of Amendment and Restatement to increase the number of authorized shares of common stock, is a "routine" matter eligible for discretionary voting by brokers and other nominees under the NYSE rules.

Pursuant to the NYSE rules, if you hold your shares through a broker or other nominee and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is permitted to vote your shares in its discretion on "routine" matters as determined by the NYSE. This Supplement clarifies that the NYSE considers Proposal 4 to be a "routine" matter.

As a result of the foregoing, the following updates are made to the Proxy Statement:

The "Vote Required for Approval” subsection of “Proposal 4 – Amendment to Our Charter to Increase the Number of Authorized Shares of Our Common Stock” on page 29 of the Proxy Statement is hereby revised in its entirety to read as follows:

Vote Required for Approval

The affirmative vote of a majority of the outstanding shares of Omega common stock entitled to vote on the matter is required to approve this proposal. For purposes of this proposal, a failure to vote or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

The "Broker Non-Votes” subsection of “Quorum and Voting” on page 65 of the Proxy Statement is hereby revised in its entirety to read as follows:

Broker Non-Votes

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. The vast majority of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. Each stockholder should instruct his/her/its broker on how to vote on the issues presented for consideration. Brokers who do not receive instructions are expected to be entitled to vote those shares with respect to Proposal 2, the ratification of the selection of EY as our independent auditor for fiscal year 2025, and Proposal 4, the amendment to our charter to increase the number of authorized shares of our common stock, but not with respect to any other matter to be presented at the Annual Meeting.